                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                              (Amendment No. 9)*

                                  QMS, Inc.
                               (Name of Issuer)

                              Common Stock, $.01
                                  par value
                        (Title of Class of Securities)

                                 74726 G 10 2
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement { }. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (10-88)                 Page 1 of 5

                                     13G
CUSIP NO.  74726 G 10 2                                        Page 2 of 5 pages


   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James L. Busby
       ###-##-####

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  /_/
                                                                        (b)  /_/

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


                                     5   SOLE VOTING POWER
             NUMBER OF
               SHARES                    638,418
            BENEFICIALLY
              OWNED BY               6   SHARED VOTING POWER
                EACH
             REPORTING                   0
               PERSON
                WITH                 7   SOLE DISPOSITIVE POWER

                                         638,418

                                     8   SHARED DISPOSITIVE POWER

                                         0


   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       638,418

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       /_/



  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.0


  12   TYPE OF REPORTING PERSON

       IN
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                                                               Page 3 of 5 Pages


ITEM 1(a).       NAME OF ISSUER:

         QMS, Inc.

ITEM 1(b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1 Magnum Pass
         Mobile, Alabama  36618

ITEM 2(a).       NAME OF PERSON FILING:

         James L. Busby

ITEM 2(b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         1 Magnum Pass
         Mobile, Alabama  36618

ITEM 2(c).       CITIZENSHIP:

         United States of America

ITEM 2(d).       TITLE OF CLASS OF SECURITIES:

         Common Stock, $.01 par value

ITEM 2(e).       CUSIP NUMBER:

         74726 G 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Inapplicable

ITEM 4.          OWNERSHIP:

         (a)     Amount beneficially owned:  638,418

         (b)     Percent of class:  6.0%

         (c)     Number of shares as to which such person has

                 (i)      sole power to vote or direct the vote:  638,418;
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                                                               Page 4 of 5 Pages



                 (ii)     shared power to vote or direct the vote:  0;

                 (iii) sole power to dispose or to direct the disposition of: 638,418*;

                 (iv)     shared power to dispose or direct the disposition of:
                          0.

                 * Of the indicated shares, 101,000 shares are subject to options exercisable within 60 days after December 31, 1993.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

       Inapplicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

       Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

       Inapplicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

       Inapplicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

       Inapplicable

ITEM 10. CERTIFICATION:

       Inapplicable
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                                                               Page 5 of 5 Pages


                                   SIGNATURE





After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement, is true, complete and correct.



         Date:            February 4, 1994
                          ----------------
         Signature:       /s/ JAMES L. BUSBY
                          ------------------
         Name:            James L. Busby